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                              AMES DEPARTMENT STORES, INC.          Exhibit 20-B
                               FEBRUARY RESULTS VS. PLAN            Page 1 of 2
                                    MANAGEMENT FORMAT
                                       (Unaudited)
                                      (In Millions)
                                                     Feb. and Year-to-Date FY9
                                                       Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                                              $121.5   $125.1   $124.0

FIFO Margin     $                                        29.6     30.9     31.6
     Margin     %                                       24.3%    24.7%    25.5%

Total Expenses                                           39.4     41.2     39.4

Gain on Sale of Lease                                     1.1        -        -
                                                     ---------------------------
EBIT                                                     (8.7)   (10.3)    (7.8)

Interest (Expense) Income, net                           (1.8)    (1.9)    (1.5)
Income Tax Expense                                          -        -        -
                                                     ---------------------------
Net Profit (Loss)                                      ($10.5)  ($12.2)   ($9.3)
                                                     ===========================
Depr. & Amort. and LIFO, net                                -      0.2      0.3
                                                     ---------------------------
EBITDA                                                  ($8.7)  ($10.5)   ($8.1)
                                                     ===========================

BALANCE SHEET SUMMARY:                                  Balance at
                                                       end of Period
                                                      Actual    Plan
                                                     ------------------
Unrestricted Cash and Cash Equivalents                  $24.7    $28.5
Restricted Cash and Cash Equivalents                     53.4     61.0
Merchandise Inventories, LIFO                           467.6    491.6
Other Current Assets                                     28.4     32.7
                                                     ------------------
     Total Current Assets                               574.1    613.8
Net Fixed Assets                                         21.4     27.3
Other Assets                                              1.9        -
                                                     ------------------
     Total Assets                                      $597.4   $641.1
                                                     ==================

Trade Accounts Payable                                 $105.0    $71.7
Short-Term Debt (Revolver)                               33.5     95.0
Other Current Liabilities                               198.8    187.4
                                                     ------------------
     Total Current Liabilities                          337.3    354.1
Long-Term Debt                                           78.2    110.9
Fresh-Start Excess Net Assets (Negative Goodwill)        54.3     54.3
Unfavorable Lease Liability                              24.9     24.9
Other Long-Term Liabilities                              52.8     51.3
                                                     ------------------
     Total Liabilities & Negative Goodwill              547.5    595.5
Paid-In-Capital                                          73.5     70.1
Retained Earnings (Deficit)                             (23.6)   (24.5)
                                                     ------------------
     Total Liabilities & Equity                        $597.4   $641.1
                                                     ==================

          * As reported on Form 8-K dated February 17, 1994.
         ** Last year's (fiscal 1994) income summary is revised for 307 stores.

NOTE: EBIT is earnings (loss) before interest, income taxes, and any non-cash extraordinary items. EBITDA is EBIT before depreciation & amortization, LIFO expense or credit, and any non-cash unusual charges and gains.

                                     Page 10 of 11
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